LIMITED POWER OF ATTORNEY

         Patrick G. Huycke hereby makes and appoints each of Tom Anderson, Senior Vice President and Chief Financial Officer, PremierWest Bancorp, John L. Anhorn, President and Chief Executive Officer, PremierWest Bancorp and Richard
R. Hieb, Executive Vice President and Chief Operating Officer, PremierWest Bancorp, each to act as his true and lawful attorney, for himself, and in his name, place and stead, to sign on his behalf any and all reports to be filed with the U.S. Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

         /s/ PATRICK G. HUYCKE
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         Patrick G. Huycke